UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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Agere Systems Inc.

(Name of Registrant as Specified In Its Charter)

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Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Agere Systems Inc. will hold its Annual Meeting of Stockholders in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876, on Thursday, February 23, 2006, at 9:00 a.m. E.S.T. We are holding the meeting for the following purposes:

1.	To elect two members of the Board of Directors for terms described in the proxy statement.

2.	To approve our amended 2001 Long Term Incentive Plan.

3.	To approve our amended Non-Employee Director Stock Plan.

4.	To ratify the Audit Committee’s selection of our independent auditors.

5.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of Agere Systems common stock at the close of business on December 27, 2005, are entitled to vote at the meeting.

In addition to the proxy statement, proxy card and voting instructions, a copy of our 2005 annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can help us save money by voting over the Internet or by telephone. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

JEAN F. RANKIN
Executive Vice President, General
Counsel and Secretary

January 11, 2006

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Agere Systems Inc. of proxies to be voted at the company’s Annual Meeting of Stockholders, to be held on February 23, 2006, and at any meeting following postponement or adjournment of the annual meeting.

You are cordially invited to attend the annual meeting, which will begin at 9:00 a.m. E.S.T. The meeting will be held in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876. Stockholders will be admitted beginning at 8:00 a.m. E.S.T. The theater is accessible to handicapped persons, and we will provide wireless headsets for hearing amplification upon request.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare Investor Services, LLC, or you have an Agere Systems stock certificate, and received our proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please bring the admission ticket with you to the meeting. A map and directions to the meeting are printed on the admission ticket. If you are a stockholder of record, received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, you should contact Computershare by phone at 1-866-AGEREIR, or by mail at 2 North LaSalle Street, Chicago, Illinois 60602, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent account statement, to Computershare at 2 North LaSalle Street, Chicago, Illinois 60602. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are an Agere Systems stockholder.

We will also be webcasting the annual meeting. You can access the webcast at http://www.agere.com/webcast. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first mailing this proxy statement, the proxy card and voting instructions on January 11, 2006, to persons who were stockholders at the close of business on December 27, 2005, the record date for the meeting.

Our fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2005 or fiscal 2005 refer to the 12-month period from October 1, 2004 through September 30, 2005. On May 27, 2005, we reclassified our Class A common stock and Class B common stock into a new, single class of common stock, and effected a 1-for-10 reverse stock split. We have adjusted the information in this proxy statement to reflect these transactions.

Proxies and Voting Procedures

You can vote your shares by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this proxy statement. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on February 22, 2006. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you are a participant in one of our 401(k) plans, your voting instructions must be received by 11:59 p.m. E.S.T. on February 20, 2006.

You can revoke your proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors and the ratification of the Audit Committee’s selection of our independent auditors.

If you hold shares through one of our 401(k) plans and do not vote, those shares will be voted in the same proportion as shares in the plan that are voted by plan participants.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Stockholders Entitled to Vote

You are entitled to vote at the annual meeting all shares of our common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On the record date, there were 179,041,851 shares of common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1110 American Parkway NE, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

Required Vote

Quorum. The holders of shares possessing a majority of all the votes that could be cast on every matter that is to be voted on must be present, in person or by proxy, in order to transact business at the meeting.

Election of Directors. A plurality of the votes duly cast is required for the election of Directors. That is, the nominees receiving the greatest number of votes will be elected.

Other Proposals. The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the amended 2001 Long Term Incentive Plan and the amended Non-Employee Director Stock Plan and to ratify the Audit Committee’s selection of our independent auditors.

Effect of Withheld Votes and Abstentions. In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. You may vote to “abstain” on each of the other three proposals. If you vote to “abstain” on a proposal, your shares will be counted as present at the meeting for purposes of that proposal and will count as a vote against that proposal. Broker “non-votes,” if any, will not be counted as votes cast on any proposal.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

Under rules adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement and annual report on Form 10-K to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.

We have implemented householding for all stockholders who share the same last name and address and, for shares held in “street name,” where the shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of our proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of this year’s proxy statement and annual report on Form 10-K, please write to us at Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or call us at 1-866-AGEREIR.

If you share the same last name and address with other Agere Systems stockholders and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, we will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com or by visiting http://www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Allowing us to household annual meeting materials or electing to view them electronically will help us save on the cost of printing and distributing these materials.

Cost of Proxy Distribution and Solicitation

Agere Systems will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by Directors, officers or employees of the company, who will receive no additional compensation for soliciting. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist us in the solicitation of proxies, for a fee of $12,500 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere Systems stock.

GOVERNANCE OF THE COMPANY

Pursuant to the Delaware General Corporation Law and the company’s by-laws, Agere Systems’ business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Thomas P. Salice (Chair), Arun Netravali and Harold A. Wagner.

•	The Compensation Committee, the members of which are: Harold A. Wagner (Chair), Richard S. Hill, Thomas P. Salice and Rae F. Sedel.

•	The Nominating/Corporate Governance Committee, the members of which are: Rae F. Sedel (Chair), Arun Netravali and Harold A. Wagner.

The Board has determined that all the Directors other than Mr. Clemmer, including those who serve on these committees, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors. The Board also reviewed the relationships between Agere Systems and companies with which our Directors are affiliated.

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board. The Board has also adopted a code of conduct that applies to all of our employees, officers and Directors. You can find links to these materials on our website at: http://www.agere.com/governance. You can also obtain this information in print by writing to us at Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or by calling us at 1-866-AGEREIR.

During fiscal 2005, the Board held seven meetings and the committees held a total of twenty-six meetings. None of the Directors attended fewer than 75% of the total number of meetings of the Board and the Board committees of which he or she was a member during fiscal 2005. At least quarterly, the non-management Directors met in private session without members of management. These sessions are presided over by our Chairman, Mr. Wagner. To communicate directly with Mr. Wagner or any of the other non-management Directors, follow the instructions set forth in the section below entitled “Communications with Directors.”

Audit Committee

The Audit Committee focuses its efforts on the following three areas:

•	The adequacy of our internal controls and financial reporting process and the integrity of our financial statements.

•	The performance of our internal auditors and the qualifications, independence and performance of our independent auditors.

•	Our compliance with legal and regulatory requirements.

The committee meets periodically with management to consider the adequacy of our internal controls and the financial reporting process. It also discusses these matters with our independent auditors and with appropriate company financial personnel. The committee reviews our financial statements and discusses them with management and the independent auditors before those financial statements are filed with the Securities and Exchange Commission. The committee met fifteen times in fiscal 2005.

The committee regularly meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

Audit Committee Financial Expert. The Board has determined that the Chairman of the committee, Mr. Salice, is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. In making this determination, the Board considered Mr. Salice’s educational background and his business experience, which is described to below under “Item 1 — Election of Directors.” The Board has also determined that Mr. Salice is “independent” for purposes of Section 303A of the New York Stock Exchange Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

We have reviewed Agere Systems’ audited financial statements as of, and for the fiscal year ended, September 30, 2005, and met with both management and PricewaterhouseCoopers LLP, Agere Systems’ independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in Agere Systems’ annual report on Form 10-K for the fiscal year ended September 30, 2005.

Arun Netravali (Member of the Committee since October 2005)
Thomas P. Salice
Harold A. Wagner

Nominating/Corporate Governance Committee

The responsibilities of the Nominating/Corporate Governance Committee include:

•	Identifying, evaluating and recommending to the Board, prospective nominees for Director.

•	Periodically reviewing the company’s corporate governance guidelines.

•	Periodically reviewing the performance of the Board and its members and making recommendations to the Board concerning the number, function and composition of the Board’s committees.

•	Making recommendations to the Board from time to time as to matters of corporate governance.

The committee met four times in fiscal 2005.

The Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to company business.

When considering candidates for Director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of Agere Systems.

•	Legal considerations such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing Board.

The committee will consider candidates for Director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for Director should write to our Corporate Secretary, at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding each of the factors listed above, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Before nominating a sitting Director for re-election at an annual meeting, the committee will also consider the Director’s performance on the Board.

When seeking candidates for Director, the committee may solicit suggestions from incumbent Directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

This year, Mr. Salice, who was elected a Director by the Board in 2003, is standing for election by the stockholders for the first time. Mr. Salice was recommended to the Board by our former Chief Executive Officer, who believed that Mr. Salice would make a valuable addition to our Board based on his finance experience.

Under our by-laws, nominations for Director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to Agere Systems’ Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For the annual meeting in the year 2007, we must receive this notice on or after October 13, 2006, and on or before November 12, 2006. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 1110 American Parkway NE, Allentown, Pennsylvania 18109.

Compensation Committee

The Compensation Committee is responsible for setting executive officer compensation, for making recommendations to the full Board concerning Director compensation and for general oversight for the compensation and benefit programs for other employees. The committee met seven times in fiscal 2005.

Compensation of Directors

Each of our outside Directors, that is, any Director who is not an employee of Agere Systems, receives annually a retainer of $45,000 and an option to purchase shares of our common stock. Through 2004, each of these options related to 3,000 shares, or 5,500 shares in the case of our Chairman. In 2005, the Board increased the size of the option grant to 10,000 shares per year for all Directors based on the increased workload experienced by Directors in recent years and based on a comparison with director compensation practices of other technology companies. Each new outside Director receives an option to purchase 10,000 shares of our common stock when first elected to the Board. The exercise price per share for these options, which are granted under our Non-Employee Director Stock Plan, is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

Agere Systems also provides outside Directors with travel accident insurance when on company business.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2005 were Richard S. Hill, Thomas P. Salice, Rae F. Sedel and Harold A. Wagner. None of the members has ever been an officer or employee of Agere Systems or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2005.

Communications with Directors

Individuals who want to communicate with the Board or any individual Director can write to:

Agere Systems Inc.
Board Administration
Room 4U-541
Four Connell Drive
Berkeley Heights, NJ 07922

Your letter should indicate that you are an Agere Systems stockholder. The Corporate Secretary’s office will review each letter. Depending on the subject matter, that office will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request. The Board has approved this process.

Director Attendance at Annual Meetings

We typically schedule a Board meeting in conjunction with our annual meeting and expect that our Directors will attend, absent a valid reason, such as a schedule conflict. Last year, all of the individuals then serving as Directors attended our annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for fiscal 2005 were timely filed, except that one of our Board members, Arun Netravali, filed a Form 5 for fiscal 2005 which reported two delinquent Form 4 transactions. The transactions reported resulted from the liquidation of the Agere Systems stock funds in the Lucent Technologies Inc. Savings Plan and were not initiated by Mr. Netravali.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2009. The Board has nominated Thomas P. Salice and Rae F. Sedel for the positions. You can find information about Mr. Salice and Ms. Sedel below.

The persons named in the proxy card will vote such proxy for the election of Mr. Salice and Ms. Sedel, unless you indicate that your vote should be withheld. If elected, Mr. Salice and Ms. Sedel will each continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement. Mr. Salice and Ms. Sedel have each indicated to the company that he or she will serve if elected. We do not anticipate that either of the nominees will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Mr. Salice and Ms. Sedel as Directors.

NOMINEES FOR TERMS EXPIRING IN 2009

Thomas P. Salice, Director since July 2003. Mr. Salice is a co-founder and has been a managing member of SFW Capital Partners, LLC, a private equity firm, since January 2005. Prior to his current position, he served as Vice Chairman of AEA Investors LLC, a private equity firm, and had served at AEA Investors since 1989. Mr. Salice is a director of Mettler-Toledo International Inc. and Waters Corporation and is a trustee of Fordham University. Age: 46.

Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director since 1987, and a member of the board of directors since October 2005, of Russell Reynolds Associates, Inc., an executive recruiting firm. From 1991 until October 2005, she was the lead partner on sector verticals and, from 1991 until December 2004, she was head of the technology sector at Russell Reynolds. Before joining Russell Reynolds, Ms. Sedel spent fifteen years with Pacific Telesis Group, where she was Vice President-Consumer Markets. Age: 56.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007

Richard L. Clemmer, Director since October 2002. Mr. Clemmer has been our President and Chief Executive Officer since October 2005. Mr. Clemmer has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Between June 2004 and October 2005, he was an active partner at Shelter Capital Partners, a private investment fund. Between 2003 and October 2005, he was Chairman and President of Venture Capital Technology LLC, which was focused on investing in and consulting for technology companies, primarily involved as Chairman of uNav Microelectronics, an emerging global positioning systems chipset company. Between May 2001 and January 2003, he was on the Board and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. Prior to Quantum, Mr. Clemmer served at Texas Instruments Incorporated for over 20 years, including between 1988 and 1996 as Senior Vice President and Chief Financial Officer of Texas Instruments Incorporated’s Semiconductor Group. Mr. Clemmer is a director of i2 Technologies, Inc. Age: 53.

In September 2002, while Mr. Clemmer was Chairman, Chief Executive Officer and Chief Financial Officer of PurchasePro, having been asked to take over from prior management, PurchasePro filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in connection with an agreement to sell substantially all of its assets.

Kari-Pekka Wilska, Director since December 2005. Since October 2005, Mr. Wilska has been a partner at Austin Ventures, a venture capital firm. Prior to joining Austin Ventures, Mr. Wilska was President of Vertu Ltd., a subsidiary of Nokia Corporation and a provider of luxury mobile phones. From 1993 to 2004, Mr. Wilska held a variety of leadership positions in Nokia’s U.S. mobile phone operations. Mr. Wilska currently serves on the board of Brightpoint, Inc. Age: 57.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008

Richard S. Hill, Director since July 2003. Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its Board of Directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of the University of Illinois Foundation. Age: 53.

Arun Netravali, Director since July 2004. Since November 2004, Mr. Netravali has been managing partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks, working with academic and investment communities to identify and implement new networking technologies. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc. and on the advisory board of Veridicom International Inc. Age: 59.

Harold A. Wagner, Director since March 2001 and Chairman of the Board since December 2001. In December 2000, Mr. Wagner retired from his position as Chairman and

Chief Executive Officer of Air Products and Chemicals, Inc., a multi-national chemicals manufacturing company, a position he had held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation and PACCAR Inc. He is a trustee of Lehigh University and of the Eisenhower Exchange Fellowships, Inc. and is a member of the Business Advisory Committee of A.P. Møller. Age: 70.

BENEFICIAL OWNERSHIP OF AGERE SYSTEMS COMMON STOCK

Beneficial Owners of More Than 5% of Our Common Stock

The following table sets forth information concerning the beneficial ownership of our common stock for each person or group of persons we know of, as of December 15, 2005, that beneficially owned more than 5% of our common stock. The information below is based on public filings made with the Securities and Exchange Commission. These filings contain information as of particular dates and may not reflect current holdings of our common stock. To our knowledge, other than as described below, the named person or group of persons has sole voting and investment power with respect to these securities.

Name and Address of Beneficial Owner(s)	No. of Shares	Percent
FMR Corp. 82 Devonshire Street, Boston, MA 02109	17,087,439 (1)	9.5% (2)

(1)	Based on Schedule 13G/A Information Statements filed by FMR Corp. (FMR), Edward C. Johnson 3d and Abigail P. Johnson on February 14, 2005. The number of shares shown in the table includes 617,989 shares of common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons. Such Schedules disclose that FMR has sole voting power with respect to 173,258 shares of common stock and does not have shared voting power with respect to any shares.

(2)	The percentage of ownership was determined by dividing (i) the number of shares shown in the table by (ii) the sum of (a) 179,241,502, the number of shares of our common stock outstanding as of December 15, 2005, plus (b) the number of shares FMR reported that it had the right to acquire upon full conversion of our 6.5% Convertible Subordinated Notes due 2009.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of our common stock as of December 15, 2005 for: (a) each Director, (b) the individuals named in the Summary Compensation Table and (c) the Directors and executive officers on that date as a group. To our knowledge, except as otherwise noted, the named individual had sole voting and investment power with respect to these securities.

Name	Common Stock Beneficially Owned(1)(2)
(a)
Richard L. Clemmer	15,027
Richard S. Hill	11,000
Arun Netravali	9,782
Thomas P. Salice	41,109	(3)
Rae F. Sedel	18,747
Harold A. Wagner	32,500
Kari-Pekka Wilska	—
(b)
John T. Dickson	905,041
Peter Kelly	244,448
Sohail A. Khan	301,842
Ahmed Nawaz	112,166
John W. Gamble, Jr.	—
(c)
Directors and executive officers as a group (11 persons) (4)	525,640

(1)	No individual Director, executive officer or other individual identified above owned more than 1% of our outstanding common stock as of December 15, 2005. As of that date, the Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

(2)	Includes beneficial ownership of the following numbers of shares of our common stock that may be acquired within 60 days of December 15, 2005 pursuant to stock options awarded under Agere Systems stock plans.

# of Shares
Mr. Clemmer	14,000
Mr. Hill	11,000
Mr. Netravali	8,000
Mr. Salice	11,000
Ms. Sedel	17,000
Mr. Wagner	27,000
Mr. Dickson	855,401
Mr. Kelly	227,749
Mr. Khan	288,821
Mr. Nawaz	98,747
Directors and executive officers as a group (11 persons)	460,065

(3)	Includes 27,043 shares held jointly and over which Mr. Salice shares voting and investment power with his spouse, and 3,066 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(4)	Messrs. Dickson, Khan, Nawaz and Gamble were not executive officers on December 15, 2005.

ITEM 2 — PROPOSAL TO APPROVE THE AMENDED
2001 LONG TERM INCENTIVE PLAN

The Board of Directors has amended the Agere Systems Inc. 2001 Long Term Incentive Plan, subject to approval by the stockholders. The amended plan will become effective upon approval by stockholders.

Summary of Changes

We are asking stockholders to approve the amended 2001 Long Term Incentive Plan:

•	To increase the total number of shares of Agere Systems common stock available for awards granted under the plan by 5.7 million shares.

•	To increase the number of shares that may be made the basis of awards to any individual during any three-year period from 1 million to 2 million.

•	To remove the limit of 4 million shares on the total number of shares that may be used for stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares.

As of December 15, 2005, 7,967,444 shares remained available for awards under the plan. Of this amount, up to 1,233,571 could be used for stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares. We anticipate that our annual usage of shares in the next few years will not exceed 3 million shares for stock options and 1.5 million shares for stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares. When we hired Mr. Clemmer, we awarded him a stock option covering 500,000 shares and 250,000 restricted stock units. While we do not expect to grant him awards to acquire this many shares in any future year, we believe that the existing 1 million share limit on awards that may be granted to any individual in any three-year period may preclude us from providing him with a level of equity compensation that the Compensation Committee believes is appropriate.

Plan Description

Awards. The plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code and non-statutory stock options, stock appreciation rights, restricted stock awards, performance awards and other stock unit awards, as such terms are defined in the plan. All employees of the company (approximately 5,800 people) are eligible to participate in the plan.

Shares Available. As of December 15, 2005, a total of 7,967,444 shares were available for grants of awards under the plan. If stockholders approve the amended plan, an additional 5.7 million shares will be available for awards under the plan and no individual may be granted awards with respect to more than 2 million shares of Agere Systems common stock over any three-year period. In addition, there will be no limit on how many of the shares available for awards under the plan may be used for stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares.

If any shares subject to any award are forfeited or the award otherwise terminates without the issuance of the shares subject to the award, these unissued shares to the extent of any such forfeiture or termination, generally will again be available for grant under the plan. The number of shares available under the plan will not be reduced by any shares that are granted in substitution or replacement of options or other awards issued by an entity acquired by, or whose assets are acquired by, us.

Plan Administration. The Compensation Committee administers the plan. If any corporate event affecting our common stock occurs, the Compensation Committee may make adjustments and other substitutions to the plan and awards under the plan that it deems equitable or appropriate in its sole discretion. The Compensation Committee has delegated to the company’s Stock Awards Committee the right to make awards to employees who are not officers or Directors of the company in accordance with the terms of the plan and rules established by the Compensation Committee.

Options; Stock Appreciation Rights. Options to purchase shares of our common stock may be granted under the plan, either alone or in addition to other awards. The purchase price per share of our common stock that may be purchased under an option is determined by the Compensation Committee in its sole discretion, but may not be less than the fair market value of a share of our common stock on the date the option is granted. The term of each option is fixed by the Compensation Committee in its sole discretion, but no stock option may be exercised more than 10 years after the date the option is granted. We have historically granted stock options with a seven-year term and expect to continue this practice. Options are exercisable at such time or times as determined by the Compensation Committee. Subject to the other provisions of the plan and any applicable award agreement, any option may be exercised by the participant upon payment by delivery of cash, shares of our common stock or other consideration having a fair market value on the exercise date equal to the total option price, or by any combination thereof permitted in the applicable award agreement.

The aggregate fair market value of the shares of our common stock with respect to which incentive stock options held by any participant may become exercisable for the first time by such participant during any calendar year under the plan, including under any other benefit plan of ours or any of our affiliates, cannot exceed $100,000, determined at the time of grant, or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Internal Revenue Code. In its sole discretion, the Compensation Committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise will be in the form of restricted stock or other similar securities, or the Compensation Committee may reserve the right to so provide after the time of grant.

In general, if a plan participant’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant’s unexercisable options are forfeited and all exercisable options may be exercised within 90 days following termination or they will terminate.

Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. If any stock appreciation right relates to an option, the stock appreciation right or applicable portion thereof will terminate and will not be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares covered by a related option will not be reduced except to the extent that the number of shares affected by the exercise or termination of the related option exceeds the number of shares not covered by the stock appreciation right. Any option related to any stock appreciation right will no longer be exercisable to the extent the related stock appreciation right has been exercised. The Compensation Committee may impose additional conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

Performance Awards. Performance-based awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. The performance criteria to be achieved during any performance period under the plan and the length of the performance period are determined by the Compensation Committee. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of our common stock, other property or any combination thereof, as determined by the Compensation Committee, in its sole discretion, at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Other Stock Unit Awards. Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of common stock or other securities of Agere Systems, cash or any other form of property as the Compensation Committee determines. The maximum amount that may be paid under the plan to any participant pursuant to grants of performance awards in the form of performance units and/or other stock unit awards valued with reference to property other than common stock or other securities of Agere Systems is $9 million in any calendar year.

Shares of our common stock, including securities convertible into common stock, subject to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

Other stock unit awards include restricted stock unit awards, which entitle the holder to receive a number of shares of common stock after a specified period of time if the holder remains an employee of the company. In general, these awards are granted pursuant to an award agreement that specifies, among other things, the number of shares of our common stock subject to the award and the award’s vesting period.

Restricted Shares of Common Stock. Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. Except as otherwise determined by the Compensation Committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction are forfeited by the participant and reacquired by the company.

Change in Control. In the event of a change in control:

•	If Agere Systems is not the surviving entity following a change in control, and the surviving or acquiring entity (the surviving or acquiring entity being the “acquiror”) does not assume the outstanding awards or substitute equivalent equity awards relating to the securities of the acquiror or its affiliates, then all outstanding awards will become immediately and fully exercisable (or in the case of restricted stock awards, performance awards or other stock unit awards, fully vested and all restrictions will immediately lapse). In addition, the Compensation Committee, in its sole discretion, may provide for a cash payment to be made to each participant upon consummation of the change in control for the outstanding awards held by such participant, determined on the basis of the value that would be received in such change in control by the holders of Agere Systems’ securities relating to such awards.

•	If Agere Systems is the surviving entity following a change in control, or the acquiror assumes the outstanding awards or substitutes equivalent equity awards relating to the securities of the acquiror or its affiliates, then all outstanding awards or such substitute equivalent awards will remain outstanding and be governed by their respective terms and the provisions of the plan.

•	If (A) the employment of a participant with Agere Systems is terminated (1) other than for cause (as defined) or (2) by the participant for good reason (as defined), in either case, within 24 months following a change in control, and (B) Agere Systems is the surviving entity following the change in control, or the acquiror assumes the outstanding awards or substitutes equivalent equity awards relating to the securities of the acquiror or its affiliates for such awards, then all awards held by such participant will become immediately and fully exercisable (or in the case of restricted stock awards, performance awards or other stock unit awards, fully vested and all restrictions will immediately lapse).

•	The Compensation Committee in its discretion may cancel all outstanding options under the plan and, in lieu thereof, provide for the payment to each holder of an outstanding option, whether or not then exercisable, of an amount equal to the product of (1) the excess of the price per share paid to stockholders in connection with such change in control over the purchase price per share under the option multiplied by (2) the number of shares subject to such option.

The plan defines change in control to mean, generally:

•	The acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of Agere Systems common stock or the combined voting power of the company’s then outstanding voting securities entitled to vote generally in the election of Directors.

•	A change in the composition of a majority of the Board of Directors that is not supported by the incumbent Board.

•	The approval by the stockholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of Agere Systems’ assets of or, if consummation of such corporate transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation.

or

•	The approval of the stockholders of Agere Systems’ complete liquidation or dissolution.

Other Provisions. The Board of Directors may amend, alter or discontinue the plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant’s consent.

The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in applicable laws, regulations or accounting principles.

The plan also provides that, if the Compensation Committee determines at the time a restricted stock award, a performance award or an other stock unit award is granted to an individual that the individual is, or may be, as of the end of the tax year in which Agere Systems would claim a tax deduction related to the award, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, then the committee may condition the lapsing of the restrictions and the distribution of cash, stock or other property pursuant to the award subject to the company having a level of net income, excluding specified items, determined by the committee. The committee also has the discretion to reduce, but not increase, the final amount of any performance award or other stock unit award based on such criteria as individual and company performance.

The awards to be made in the future to current or future participating officers will be decided at the time and cannot be determined at this time. The actual awards will depend on a number of factors, including an individual’s potential contribution to the business, compensation practices at the time, retention issues and the company’s stock price. We believe that, had the amended plan been in effect in fiscal 2005, the amount of awards granted under the plan would not have been materially different.

Tax Rules. The following is a brief summary of certain federal income tax consequences of certain transactions under the 2001 Long Term Incentive Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

In general: (i) no income will be recognized by an optionee at the time a nonqualified option is granted; (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price constitutes an item of adjustment. If shares are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares, any amount realized in excess of the purchase price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the purchase price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares, received pursuant to the exercise.

A recipient of a restricted stock award generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares, reduced by any amount paid for the shares by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares to the recipient will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b)

election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Generally, no income will be recognized by a participant in connection with the grant of a performance award or other stock unit award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally will be required to include as taxable ordinary income in the year of payment an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of common stock, actually or constructively received.

To the extent that a participant recognizes ordinary income in the circumstances described above, Agere Systems will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (the “covered employees”) to $1 million per fiscal year, with exceptions for certain performance-based compensation made under qualifying, shareholder-approved plans. The plan is designed so that certain stock option awards, restricted stock awards, performance awards and other stock unit awards under the plan will constitute performance-based compensation for purposes of Section 162(m). If stockholders approve the amended plan, these awards may continue to qualify for the performance-based compensation exception to Section 162(m).

Information about our equity compensation plans. The following table summarizes information about our equity compensation plans as of September 30, 2005. For additional information about our equity compensation plans, see note 10 to our financial statements in Item 8 of our 2005 annual report on Form 10-K.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	23,370,558	$41.48	18,986,810 (2)
Equity compensation plans not approved by security holders (3)	1,941,252	$242.56	0
Total	25,311,810	$56.91	18,986,810

(1)	In connection with our spin-off from Lucent, we assumed stock options that had originally been granted by Lucent or AT&T Corp. or companies that Lucent had acquired. The table does not include information for equity compensation plans assumed by Lucent in connection with acquisitions of the companies that originally established those plans. At September 30, 2005, 161,737 shares were issuable upon exercise of outstanding options, with a weighted-average exercise price of $55.37 per share, under these plans. Since the spin-off we have not granted, and we will not grant in the future, any additional options under these plans.

(2)	Includes 13,143,345 shares available for issuance under our 2001 Long Term Incentive Plan, all of which were available in connection with stock options, and 3,984,500 of which were available in connection with stock appreciation rights, restricted stock awards, performance shares and units, dividend equivalents and other stock unit awards. The amount shown in the table also includes 5,764,552 shares available under our employee stock purchase plan.

(3)	All of the shares reported in this row relate to stock options granted prior to our spin-off by Lucent under Lucent plans that had not been approved by Lucent’s stockholders and that we assumed in connection with the spin-off. Since the spin-off, we have not granted, and we will not grant in the future, any further awards under these plans.

Plan information as of December 15, 2005. As of December 15, 2005, we had 27,443,783 shares subject to stock options and 2,763,425 restricted stock units outstanding under all of our stock-based plans other than our employee stock purchase plan and our 401(k) plans. Those stock options had a weighted average exercise price of $51.37 per share and a weighted average remaining life of 4.3 years. In addition, as of that date, a total of 7,983,857 shares remained available for awards under those plans. Of those shares, 1,233,571 could be used for stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares.

The Board of Directors recommends a vote FOR this proposal.

ITEM 3 — PROPOSAL TO APPROVE THE AMENDED
NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board of Directors has amended the Agere Systems Inc. Non-Employee Director Stock Plan, subject to approval by the stockholders. The amended plan will become effective upon approval by the stockholders.

Summary of Changes

We are asking stockholders to approve the amended Non-Employee Director Stock Plan:

•	To increase the total number of shares of Agere Systems common stock available for awards granted under the plan by 300,000 shares.

•	To permit the award of restricted stock and restricted stock units under the plan.

•	To provide that the plan will terminate when no more shares are available for the grant of awards under the plan.

As of December 15, 2005, a total of 16,413 shares remained available for awards under the plan. This amount is not sufficient for the next annual grant of stock options at the level provided for in the plan. The plan currently provides only for the grant of stock options. The Board believes that restricted stock and restricted stock units may be appropriate forms of director compensation, either alone or in conjunction with other forms of compensation. The Board is asking stockholders to approve the amended plan so that the Board will have the flexibility to include those types of awards in its director compensation package if it believes that doing so would be appropriate.

Plan Description

Options. The plan provides for the grant of stock options to members of our Board of Directors who are not employees of the company. Currently, we have six non-employee Directors. Under the plan:

•	On the date that any person becomes a non-employee Director, he or she will automatically be granted an option to purchase 10,000 shares.

•	Each December 1, each non-employee Director will automatically be granted an option to purchase 10,000 shares. Options granted under the plan will not constitute incentive stock options.

The exercise price per share of Agere Systems common stock that may be purchased under an option is the fair market value of a share of our common stock on the date the option is granted. The Compensation Committee can vary the timing and amount of these option grants.

Term of Options. Generally, options granted under the plan become exercisable one year after the date of grant and expire after seven years. If a person ceases to be a Director, other than for death, all of the person’s unexercisable options will terminate and all exercisable options will remain exercisable for the remainder of their term. If a person dies while a

Director, each of the person’s options will become exercisable and will remain exercisable by the person’s personal representative, heir or legatee for the remaining term of the option.

Restricted Shares of Common Stock and Restricted Stock Unit Awards. Restricted stock and restricted stock unit awards currently are not available under the plan. If stockholders approve the amended plan, shares of restricted stock and restricted stock units may be awarded to Directors if the Compensation Committee determines to make these awards a part of Director compensation. Restricted stock unit awards will entitle the holder to receive a specified number of shares of common stock after a stated period of time if the holder remains a Director of the company. The specific terms of any awards of restricted stock or restricted stock units, including the number of shares or units, the vesting period and any performance criteria that must be met before the award can vest, will be determined by the Compensation Committee at or before the time of grant. Except in the case of death, upon termination of service as a Director during the vesting period, any unvested shares of restricted stock will be forfeited by the Director and reacquired by the company and any restricted stock units will be canceled.

The following table shows the total awards that current Directors would receive each year under the plan if the change is approved and the Directors continue to serve.

NEW PLAN BENEFITS

Agere Systems Inc. Non-Employee Director Stock Plan

Name And Position	Dollar Value ($)	Number of Units
Non-Executive Director Group (6 people)	N/A	60,000 shares

Shares Available. As of December 15, 2005, a total of 16,413 shares remained available for the grant of awards under the plan. In addition, the plan provides that if any award expires or is cancelled or terminated before it is exercised or paid, the shares that were subject to the award will become available for further awards under the plan. If stockholders approve the amended plan, an additional 300,000 shares will be available for the grant of awards.

Term of Plan. If stockholders approve the amended plan, the plan will expire when no more shares are available for the grant of awards under the plan. If stockholders do not approve the changes to the plan, the plan will expire on March 26, 2011, its original expiration date.

Plan Administration. The Compensation Committee of the Board of Directors administers the plan. In addition to the automatic grants of options under the plan, the Compensation Committee may, in its absolute discretion, make discretionary grants of options to non-employee Directors. If any corporate event affecting our common stock occurs, the Compensation Committee may make adjustments and other substitutions to the plan that it deems equitable or appropriate in its sole discretion.

Change in Control. In the event of a change in control, all outstanding options will become immediately and fully exercisable. The plan defines change in control to mean, generally:

•	the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of Directors;

•	a change in the composition of a majority of the Board of Directors that is not supported by the incumbent Board;

•	the approval by the stockholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets or, if consummation of such corporate transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or

•	the approval by our stockholders of the company’s complete liquidation or dissolution.

Other Provisions. The Board of Directors may amend, alter or discontinue the plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant’s consent, or that would increase the maximum number of shares available for use under the plan without the approval of the majority of all shares of Agere Systems present at a meeting and entitled to vote.

Options will be exercisable during the lifetime of the optionee by him or her only, and will not be transferable, except by will or the laws of descent and distribution. No options under the plan will be subject to execution, attachment or any other process.

Tax Rules. For a brief summary of certain federal income tax consequences of the types of awards available under our Non-Employee Director Stock Plan, please see the discussion of “Tax Rules” under “Item 2 — Proposal to Approve the Amended 2001 Long Term Incentive Plan.”

The Board of Directors recommends a vote FOR this proposal.

ITEM 4 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal 2006. Representatives of PricewaterhouseCooopers will be at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

While not required by law or our governing documents, the Board of Directors is asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers as our independent auditors. The Board is doing this as a matter of good corporate practice. If our stockholders do not ratify the selection of PricewaterhouseCoopers, the Audit Committee will consider whether to select an alternate firm as our independent auditors. Even if stockholders do ratify the selection of PricewaterhouseCoopers, the Audit Committee may, in its discretion, select a different firm if it believes doing so is in the interest of the company and its stockholders.

The Board of Directors recommends a vote FOR this proposal.

Our Relationship with Our Independent Auditors

The fees billed by our independent auditors, PricewaterhouseCoopers LLP, during fiscal 2005 and fiscal 2004 were as follows:

	Fiscal 2005	Fiscal 2004
Audit Fees	$2,366,000	$1,693,000
Audit-Related Fees
Sarbanes-Oxley 404-related services (part of audit fees in fiscal 2005)	—	136,000
Financial due diligence	54,000	26,000
Intellectual property royalty audits	10,000	—
Services related to our reclassification and reverse stock split	35,000	—
Consultations regarding GAAP	50,000	50,000
Total Audit-Related Fees	$149,000	$212,000
Tax Fees
Transfer pricing	175,000	148,000
Expatriate tax services	—	255,000
Personal financial and tax services	—	14,000
International tax compliance	249,000	192,000
International tax advice	30,000	29,000
Total Tax Fees	$454,000	$638,000
All Other Fees	—	—
Total Fees Billed	$2,969,000	$2,543,000

Under its charter, the Audit Committee must pre-approve all engagements of our independent auditors unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditors’ retention to audit our financial statements, including proposed fees, is approved by the committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the Chairman approves any engagements pursuant to this delegation, he will report that approval to the full committee at the next committee meeting.

In fiscal 2004 and fiscal 2005, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on our common stock to that of the S&P 500 Index and the S&P 500 Semiconductors Index. The graphs assume that a $100 investment was initially made in our Class A common stock, Class B common stock and each of the indices at the earliest date shown, and that dividends, if any, were reinvested in all cases. The stock price performance shown on the graph is not necessarily indicative of future price performance. The graphs below take into account the reclassification of each share of Class A common stock and each share of Class B common stock into one share of common stock on May 27, 2005. Our stockholders now own only common stock.

The following graph compares the return on an investment in our Class A common stock, the S&P 500 Index and the S&P 500 Semiconductors Index from March 28, 2001, the date on which our Class A common stock began trading on the New York Stock Exchange, through September 30, 2005.

	28-Mar-01	30-Sep-01	30-Sep-02	30-Sep-03	30-Sep-04	30-Sep-05
Agere Systems Inc.	$100.00	$68.77	$18.27	$51.00	$17.44	$17.29
S&P 500 Index	$100.00	$90.32	$71.81	$89.33	$101.73	$114.19
S&P 500 Semiconductors Index	$100.00	$73.55	$46.79	$87.05	$72.23	$93.59

The following graph compares the return on an investment in our Class B common stock, the S&P 500 Index and the S&P 500 Semiconductors Index from June 3, 2002, the date on which our Class B common stock began trading on the New York Stock Exchange, through September 30, 2005.

	3-June-02	30-Sep-02	30-Sep-03	30-Sep-04	30-Sep-05
Agere Systems Inc.	$100.00	$31.63	$92.33	$32.59	$33.26
S&P 500 Index	$100.00	$78.79	$98.01	$111.60	$125.27
S&P 500 Semiconductors Index	$100.00	$49.98	$92.96	$77.14	$99.95

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Agere Systems’ Compensation Committee oversees the company’s compensation plans and practices. We review and establish the individual compensation levels for members of senior management and we work with management to establish the outlines of Agere Systems’ compensation programs for other employees.

Executive Compensation Philosophy

We designed our compensation program to attract, motivate and retain highly talented individuals to drive business success. The program reflects the following principles:

•	Compensation should be related to performance

Our compensation program reinforces the company’s business and financial objectives. Employee compensation will vary based on company and individual performance. When the company performs well against the objectives we set, employees will receive greater incentive compensation. When the business does not meet these objectives, incentive awards will be reduced. An employee’s individual compensation will also vary based on the person’s performance, contribution and overall value to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

•	Agere Systems employees should think like Agere Systems stockholders

We believe that Agere Systems employees should act in the interests of Agere Systems stockholders and the best way to encourage them to do that is through an equity interest in the company. We do this in a number of ways. We have, over time, granted equity-based awards, such as stock options and/or restricted stock units, to most employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere Systems stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere Systems common stock. Our goal is to have market competitive stock programs that encourage each employee to think like an owner of the business.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals

We have designed our compensation program to balance short and long-term financial objectives, to encourage building stockholder value and to reward individual and company performance.

When we determine compensation levels for executive officers, we consider the advice of independent, outside consultants retained by the committee. We also review compensation survey data from our consultants and other independent sources to ensure that our total compensation program is competitive and that the amounts and types of compensation the company pays its leaders are appropriate. We look at compensation data from companies in our industry as well as from companies in a broad cross-section of the technology sector. We target overall compensation opportunities to be competitive with our industry comparison group.

It is our policy to have the compensation paid to the company’s five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. That law provides that compensation paid to those individuals in excess of $1 million per year is not deductible for federal income tax purposes unless it is performance based and a number of other requirements are met. We believe that all of the compensation paid in fiscal 2005 to the individuals named in the Summary Compensation Table will be deductible for federal income tax purposes.

Components of Our Compensation Program

The components of our executive compensation program are:

•	Base Salary

•	Short-Term Incentives

•	Medium-Term Incentives

•	Long-Term Incentives

1.	Base Salary

We target base salaries for senior management at levels that are comparable to base salaries for similar positions at similarly sized technology companies. We review surveys periodically to ensure that our salaries are competitive. We also take into account other elements of our compensation package so that senior management’s total compensation opportunity will be competitive.

2.	Short-Term Incentives

We designed the annual incentive component of incentive compensation to align employees’ pay with the Company’s short-term performance. In fiscal 2005, bonuses for all employees, including senior management, were tied to achievement of annual revenue, pro forma net income and cash flow targets. “Pro forma” net income excluded items such as restructuring charges and tax gains that, we felt, were not appropriate either to hold against employees, such as restructuring charges, or to give employees the benefit of, such as a large gain from the settlement of tax contingencies.

At the beginning of the year, we set targets for annual revenue, pro forma net income and cash flow based on management’s outlook for the year as approved by the board of directors. In determining the amount of money we allocated company-wide for bonuses, we took into account the extent to which the company met the revenue, pro forma net income and the cash flow targets we set at the beginning of the year.

The company’s performance in fiscal 2005 did not meet the threshold level of performance for revenue and fell between the threshold and target levels of performance for pro forma net income and cash flow and resulted in company-wide bonus funding at less than half the target level. Bonuses for our executive officers were adjusted up or down from this level based on individual and business unit performance and ranged from no bonus to 96% of target.

3.	Medium-Term Incentives

The performance period for our 2004-2005 Medium-Term Incentive Plan ended at the end of fiscal 2005. That plan provided for cash payments to participating executives to the extent that the company improved its revenue compared to the revenue of a group of competitors over a two-year performance period, so long as the profitability target in our financial plan was also met. Our performance did not qualify for any payments under the plan.

4.	Long-Term Incentives

We believe that making employees think like owners is a key objective for our compensation program. We have an annual equity grant program that addresses this goal. In fiscal 2005, equity compensation for all executive officers consisted solely of stock options. Target grants were based on a review of the grant practices of our industry comparison group. Actual grants were then adjusted based on individual performance, impact to the business and retention, and to take into account other aspects of total compensation.

We have actively been trying to reduce the number of shares used for our equity program each year as a percentage of our outstanding shares. In fiscal 2006, we are making greater use of restricted stock unit awards. Some of the restricted stock units awarded to executive officers will be paid out after four years only if Agere’s total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

The only perquisites that we currently provide to our executive officers are a car allowance and a financial counseling allowance. The car allowance is paid monthly at the annual rate of $16,800. The financial counseling allowance is $10,000 per year. We provide a tax gross-up on the financial counseling allowance so that our executives can actually get that amount of financial counseling. In fiscal 2005, we also allowed executive officers to use a company car and driver for personal trips.

Compensation of the Chief Executive Officer

In fiscal 2005, Mr. Dickson’s salary remained at $800,000 per year. Based on the company’s financial performance; its performance in fiscal 2004 against a “scorecard” of 18 financial and non-financial goals, including meeting revenue, operating income and cash flow targets; obtaining supplier awards from customers; and meeting new product introduction goals; and salaries paid by other semiconductor companies and a sampling of companies across the technology sector, we felt that this salary continued to be appropriate.

In fiscal 2005, we granted Mr. Dickson a stock option for 200,000 shares. We made this grant at a committee meeting in October 2004, at the beginning of the fiscal year. In determining the size of the grant, we took into account the company’s financial performance in fiscal 2004, the Black-Scholes value of that grant, Mr. Dickson’s participation in our 2004–2005 Medium-Term Incentive Plan and equity grant sizes at other technology companies.

Based on the company’s performance, we did not award Mr. Dickson a bonus for fiscal 2005 and he did not earn any payout under the 2004–2005 Medium-Term Incentive Plan.

In October 2005, Mr. Dickson retired from the company. Under the circumstances, we provided him with benefits similar to those contained in our Officer Severance Policy. You can find further information about our arrangements with Mr. Dickson under “Other Arrangements with Executives — Separation Agreements — Mr. Dickson” below.

Richard S. Hill
Thomas P. Salice (Member of the Committee since March 2005)
Rae Sedel
Harold A. Wagner

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
John T. Dickson	2005	800,000	—	35,727	200,000	14,040
President and	2004	800,000	320,000	33,843	250,000	23,331
Chief Executive Officer	2003	640,000	600,000	43,975	200,000	580,666

Peter Kelly	2005	400,000	200,000	51,286	100,000	25,922
Executive Vice President,	2004	400,000	150,000	29,351	100,000	8,910
Global Operations	2003	352,500	300,000	9,310	75,000	14,266

Sohail A. Khan	2005	440,000	—	35,862	60,000	9,060
Executive Vice President,	2004	440,000	165,000	23,452	60,000	8,910
Strategy and Development	2003	396,000	330,000	4,583	60,000	43,527

Ahmed Nawaz	2005	440,000	—	35,845	60,000	11,460
Executive Vice President,	2004	440,000	165,000	42,171	60,000	11,790
Worldwide Sales	2003	396,000	330,000	9,218	60,000	55,333

John W. Gamble, Jr.	2005	375,000	—	35,707	100,000	7,500
Executive Vice President and	2004	375,000	140,500	16,800	100,000	7,710
Chief Financial Officer	2003	343,750	281,000	1,967	70,000	3,467

(1)	Mr. Kelly was named Chief Financial Officer on August 25, 2005; Mr. Gamble left Agere Systems on September 2, 2005; Mr. Dickson left Agere Systems on October 26, 2005; Mr. Khan left Agere Systems on December 31, 2005; and Mr. Nawaz is on a paid leave of absence until December 31, 2006.

(2)	The amounts shown for fiscal 2005 include for each individual, a car allowance of $16,800 per year, a financial counseling allowance and a tax gross-up on the financial counseling allowance so that the individual receives $10,000 after tax for financial counseling, and personal use of a company car and driver. In addition, the amount shown for Mr. Kelly includes a tax gross-up for the international assignment payments included in the “All Other Compensation” column.

(3)	The amounts shown for fiscal 2005 include: (a) company contributions to savings plans of $6,300 for Messrs. Dickson, Khan, Nawaz and Gamble; and $5,650 for Mr. Kelly; (b) payment of premiums for term life insurance of $7,740 for Mr. Dickson, $1,800 for Mr. Kelly, $2,760 for Mr. Khan, $5,160 for Mr. Nawaz and $1,200 for Mr. Gamble; and (c) family travel expenses of $18,471 for Mr. Kelly resulting from his temporary assignment in Thailand during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date		5%	10%
John T. Dickson	200,000	3.6	13.80	11/30/2011	(2)	1,123,597	2,618,459
Peter Kelly	100,000	1.8	13.80	11/30/2011		561,799	1,309,230
Sohail A. Khan	60,000	1.1	13.80	11/30/2011	(3)	337,079	785,538
Ahmed Nawaz	60,000	1.1	13.80	11/30/2011	(4)	337,079	785,538
John W. Gamble, Jr.	100,000	1.8	13.80	11/30/2011	(5)	561,799	1,309,230

(1)	These amounts represent hypothetical gains that might be achieved for the respective stock options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are prescribed by the Securities and Exchange Commission. None of the assumed rates of stock price appreciation represents our estimate or projection of the future price of our common stock. The real value of the stock options in this table depends upon the actual changes in the market price of our common stock during the term of the stock options.
One quarter of each of the stock options shown in the table becomes exercisable on the first anniversary of the grant date. The remainder of each of those stock options becomes exercisable in equal monthly increments over a three-year period thereafter.

(2)	This option terminated on October 26, 2005, when Mr. Dickson’s employment with Agere Systems terminated.

(3)	Except with respect to 15,000 shares, this option terminated on December 31, 2005, when Mr. Khan’s employment with Agere Systems terminated.

(4)	This option will expire with respect to 30,001 shares on December 31, 2006, when Mr. Nawaz’ leave of absence ends, and with respect to the remainder of the shares on March 31, 2007.

(5)	This option terminated on September 2, 2005, when Mr. Gamble’s employment with Agere Systems terminated.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Dickson	—	—	991,858	398,960	65,591	27,009
Peter Kelly	—	—	184,908	178,805	24,596	10,129
Sohail A. Khan	—	—	266,321	111,252	19,677	8,103
Ahmed Nawaz	—	—	292,502	111,252	19,677	8,103
John W. Gamble, Jr.	—	—	141,831	—	13,118	—

Pension Plans

The individuals named in the Summary Compensation Table participate in our non-contributory retirement income plan. Two programs are available under the plan: a service based program and an account balance program.

Service Based Program

The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•	Average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998; and

•	Annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee’s age is at least 50 and, when added to the employee’s years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A 3% reduction is made for each year that age plus years of service is less than 75. The unreduced pension benefit under this early retirement provision is determined based on an employee’s service and compensation history as of January 1, 2005, and age and years of service when the employee retires.

Account Balance Program

The account balance program generally covers management employees hired on or after January 1, 1999 and before July 1, 2003. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Age	Contributions as a percent of salary and bonus
less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Management employees hired on or after July 1, 2003 do not participate in our retirement income plan.

Messrs. Dickson, Nawaz and Khan each participated in the service based program. Mr. Kelly participates in the account balance program. Mr. Gamble participated in the account balance program.

Federal laws place limitations on compensation amounts that may be included under the retirement income plan. In 2005, up to $210,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

In addition, Messrs. Dickson, Nawaz and Khan each have a supplemental pension benefit under the supplemental pension plan. The annual amount of this benefit generally will equal the product of (i) pay computed in accordance with the 3 bullets above, ignoring the limitations under federal law on compensation that may be included under our retirement income plan, divided by years of service, (ii) 0.7% and (iii) the difference between 35 and the maximum number of years of service that the participant could complete by age 65 (but not to exceed actual net credited years of service).

If Mr. Kelly continues to be employed by the company until age 65, we estimate that his balance in the account balance program will be $2,235,842. This represents a lump sum payment; other optional forms of payment are available. This estimate assumes a 3% per year increase in base salary and a bonus paid at target level each year. You can find the amounts that Messrs. Dickson, Khan and Nawaz have received or may receive under our retirement income and supplemental pension plan below under “Other Arrangements with Executives — Separation Agreements.” Mr. Gamble received his accrued benefit of $112,209 under the account balance program and the supplemental pension plan after he left the company.

OTHER ARRANGEMENTS WITH EXECUTIVES

Officer Severance Plan

Agere Systems has a severance policy that provides benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can request accelerated payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement. The policy provides that if an officer is subject to the tax imposed under Section 4999 of the Internal Revenue Code, the officer will receive additional payments from the company such that, after payment of all taxes, the officer retains the amount that the officer would have retained had that tax not applied.

Employment Arrangements

Mr. Clemmer

We entered into a letter agreement dated October 30, 2005, with Mr. Clemmer that outlines the terms of his employment with Agere Systems. Under the letter agreement, Mr. Clemmer serves as our President and Chief Executive Officer. His salary is initially $680,000 per year and his target bonus is 125% of his base salary. For fiscal 2006, we will pay him a bonus of at least $425,000. Any greater payment, as well as any bonus in future years, will depend on the level of achievement of goals set by the Compensation Committee of our Board.

Mr. Clemmer received the following awards as hiring incentives:

•	A seven-year stock option covering 500,000 shares. One quarter of the option will become exercisable on each of the first four anniversary dates of the date of grant.

•	100,000 restricted stock units, one quarter of which will be paid out on each of the first four anniversary dates of the date of grant.

•	150,000 restricted stock units which will be paid out after four years only if our total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

•	A lump sum payment of $100,000, to be used for housing and/or commuting expenses.

Mr. Clemmer will also receive $1 million of company-paid term life insurance, a $1,400 per month car allowance and a $10,000 per year financial counseling allowance. The financial counseling payments will be “grossed up” for taxes, so that Mr. Clemmer will receive $10,000 after taxes.

Mr. Clemmer will have the benefit of our officer severance policy. In order to receive the benefit of the severance plan, Mr. Clemmer has agreed that if he leaves the company, he will serve as non-executive chairman of our Board for up to two years, if the Board requests. Because Mr. Clemmer did not reside in the Allentown area and may be unwilling to relocate or continue commuting, we have agreed that if Mr. Clemmer elects to leave the company before October 26, 2006, we will make a lump sum payment to him of one year’s base salary and bonus at target. Unless we determine otherwise, Mr. Clemmer would have to repay this amount if he took a senior executive position at another company within six months.

Mr. Stroh

We entered into a letter agreement dated October 26, 2005, with Ruediger Stroh that outlines the terms of his employment with Agere Systems. Under the letter agreement, Mr. Stroh serves as our Executive Vice President, Storage. His salary is initially $325,000 per year and his target bonus is 75% of his base salary. Any bonus will be at the discretion of our Compensation Committee and for fiscal 2006, any bonus payable will be prorated for Mr. Stroh’s time on active payroll.

Mr. Stroh received the following awards as hiring incentives:

•	A $100,000 sign-on bonus that is repayable in full if Mr. Stroh voluntarily resigns or is terminated for cause before November 22, 2007.

•	A seven-year stock option covering 200,000 shares that becomes exercisable over a four-year period.

•	100,000 restricted stock units which will be paid out after four years only if our total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

Mr. Stroh will also receive $500,000 of company-paid term life insurance, a $1,400 per month car allowance and a $10,000 per year financial counseling allowance. The financial counseling payments will be “grossed up” for taxes, so that Mr. Stroh will receive $10,000 after taxes.

Mr. Stroh will have the benefit of our officer severance policy.

Separation Agreements

Mr. Dickson

On November 4, 2005, we entered into a separation agreement with John T. Dickson, our former President and Chief Executive Officer, relating to his retirement from the company. Under the agreement:

•	Mr. Dickson will not receive a bonus for fiscal 2005.

•	Mr. Dickson will receive a severance payment of $3.6 million, which is equal to two years’ salary and bonus at target. This payment is conditioned on Mr. Dickson signing a waiver and release.

•	Mr. Dickson will receive a transition assistance payment of $133,333, which is equal to two months’ salary, in return for his assistance with business and customer transition issues.

•	Mr. Dickson’s stock options will be governed by the terms of the awards, which provide that any portion of any stock option that was exercisable on October 26, 2005, remained exercisable for 90 days, and any portion of any stock option that was not then exercisable terminated.

•	Mr. Dickson will receive a lump sum payment of $1,504,899, which is the value of Mr. Dickson’s accrued benefit under our supplemental pension plan.

•	Mr. Dickson will receive a lump sum payment of $682,612, which is equal to the amount of additional benefit that Mr. Dickson would have accrued under the supplemental pension plan had he continued to be employed by the company for an additional two years and become eligible for an early retirement benefit under the plan.

•	Mr. Dickson will receive a lump sum payment of his accrued benefit under our retirement income plan. The amount of this payment is $253,271.

Mr. Khan

On November 9, 2005, we entered into a separation agreement and general release with Sohail A. Khan, our former Executive Vice President and Chief Strategy and Development Officer. Under the agreement:

•	Mr. Khan will not receive a bonus for fiscal 2005.

•	Mr. Khan retired from the company on December 31, 2005.

•	Mr. Khan received a severance payment of $1,540,000, which is equal to two years’ salary and bonus at target.

•	We will pay for specified benefits for Mr. Khan for a year and a half or, if earlier, until he becomes eligible for benefits under a new employer’s plans.

•	Mr. Khan’s stock options will be governed by the terms of the awards, which provide that any portion of any stock option held by Mr. Khan that was exercisable on December 31, 2005 will remain exercisable for the remaining term of the option and any portion of any stock option that was not then exercisable terminated.

•	Mr. Khan agreed that for a period of one year, he will not solicit or employ any employee of the company or refer an employee to a search firm and that he will not compete with the company, in each case unless he has the prior written consent of our Chief Executive Officer.

•	Mr. Khan agreed to cooperate with the company in any future legal or similar proceeding, if requested by the company.

•	Mr. Khan released any claims he may have against the company through the date of the agreement.

•	Mr. Khan will be entitled to his accrued benefit under our retirement income plan. He would be able to collect an immediate, single-life annuity pension of $25,860 per year and may elect other, alternate payment terms.

•	Mr. Khan will receive a lump sum payment of $587,483 under our supplemental pension plan.

Mr. Nawaz

On November 9, 2005, we entered into a separation agreement and general release with Ahmed Nawaz, our former Executive Vice President, Worldwide Sales. Under the agreement:

•	Mr. Nawaz will not receive a bonus for fiscal 2005.

•	Mr. Nawaz will be on a paid leave of absence during calendar 2006, after which his employment with the company will end. He will be paid a total of one year’s base salary and bonus at target, or $770,000, during the leave of absence.

•	Mr. Nawaz will receive a severance payment of $770,000 in January 2006.

•	We will pay for specified benefits for Mr. Nawaz for a year after his leave of absence ends.

•	Mr. Nawaz has forfeited all stock option and restricted stock grants other than stock options covering a total of 180,000 shares and having exercise prices ranging from $9.95 per share to $35.45 per share. When his leave of absence is over, the exercisable portion of these stock options will remain exercisable for 90 days and the non-exercisable portion of these stock options will terminate.

•	Mr. Nawaz agreed that during the leave of absence he will not solicit or employ any employee of the company or refer an employee to a search firm and that he will not compete with the company, in each case unless he has the prior written consent of our Chief Executive Officer.

•	Mr. Nawaz agreed to cooperate with the company in any future legal or similar proceeding, if requested by the company.

•	Mr. Nawaz released any claims he may have against the company through the date of the agreement.

•	Mr. Nawaz will be entitled to his accrued benefits under our retirement income and supplemental pension plans. We currently estimate that at age 65, he could receive a combined single-life annuity pension of $163,488 per year under our retirement income and supplemental pension plans.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Agere Systems Inc., 1110 American Parkway NE, Allentown, Pennsylvania 18109:

•	not later than September 13, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after October 13, 2006, and on or before November 12, 2006, if the proposal is submitted pursuant to Agere Systems’ by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

January 11, 2006

Appendix A

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

SECTION 1. PURPOSE.   The purposes of the Agere Systems Inc. 2001 Long Term Incentive Plan (the “Plan”) are to encourage selected employees of the Company and its Subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

SECTION 2. DEFINITIONS.   As used in the Plan, the following terms shall have the meanings set forth below:

(a)  “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

(b)  “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)  “Board” means the Board of Directors of the Company.

(d)  “Cause” means (i) violation of the Company’s code of conduct; (ii) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company.

(e)  “Change in Control” means the happening of any of the following events:

(1)

An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 2(e); or

(2)

A change in the composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with a solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(3)

The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership,

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(4)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)  “Change in Control Price” means the higher of (A) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(g)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)  “Committee” means the Compensation Committee of the Board (or any successor committee).

(i)   “Company” means Agere Systems Inc., a Delaware corporation.

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

(j)   “Company Action” means

(1)	a Company or Subsidiary declared force management program,
(2)	the sale of a unit or portion of a unit,
(3)

a Company or Subsidiary initiated transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has an equity interest and which does not constitute a Subsidiary, or

(4)	the placement of the job function of a Participant with an outsourcing contractor.

(k)   “Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(l)    “Dividend Equivalent” means any right granted pursuant to Section 14(g) hereof.

(m)  “Effective Date” means the most recent date on which the Plan was approved by the Stockholders of the Company.

(n)    “Employee” means any employee of the Company or of any Subsidiary. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a Subsidiary, even if he or she continues to be employed by such employer.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)    “Fair Market Value” means:

(i)

with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange, and

(ii)	with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q)  “Good Reason” means, with respect to a Participant, (i) the assignment to the Participant by the Board or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

the Participant’s position, any reduction in the Participant’s job title, or a material negative change in the level of employee to whom the Participant reports, or (ii) a material negative change in the terms and conditions of the Participant’s employment, including a reduction by the Company of the Participant’s annual base salary or a material decrease in the Participant’s target opportunity for a short term incentive award.

(r)   “Incentive Stock Option” means an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(s)   "Net Income" means the net income before taxes of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles, and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements.

(t)    “Nonstatutory Stock Option” means an Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

(u)   “Officer” means any manager of the Company or any Subsidiary holding a position above the executive level (E band) or any future salary grade that is the equivalent thereof.

(v)   “Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(w)  “Other Stock Unit Award” means any right granted to a Participant by the Committee pursuant to Section 10 hereof.

(x)   “Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

(y)   “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(z)   “Performance Period” means that period, established by the Committee at the time any Performance Award is granted or at any time thereafter, during which any performance goals specified by the Committee with respect to such Award are to be measured.

(aa)  “Performance Share” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

(bb)  “Performance Unit” means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(cc)   “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(dd)   “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ee)   “Restricted Stock Award” means an award of Restricted Stock under Section 8 hereof.

(ff)    “Shares” means shares of common stock of the Company.

(gg)   “Stock Appreciation Right” means any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(hh)    “Subsidiary” means a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, an entity in which the Company directly or indirectly owns 50% or more of the voting interests or an entity in which the Company has a significant equity interest, as determined by the Board or the Committee.

SECTION 3. ADMINISTRATION.   The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Subsidiary.

SECTION 4.	SHARES SUBJECT TO THE PLAN.

(a)        Subject to adjustment as provided in Section 4(c), the total number of Shares available for Awards granted under the Plan after the Effective Date shall be 5.7 million Shares plus the number of Shares remaining available for Awards under the Plan immediately prior to the Effective Date. The number of Shares subject to Awards that are granted in substitution or replacement of options or other awards issued by an entity acquired by (or whose assets are acquired by) the Company shall not reduce the number of Shares available under the Plan. To the extent that Shares subject to an Award granted hereunder (including any Award granted prior to the Effective Date) are not issued or delivered by reason of the (A) expiration, termination, cancellation, settlement in cash or forfeiture of such Award, or (B) withholding of Shares to satisfy all or part of the tax withholding obligations related to the Award, then those Shares shall again be available for Awards under the Plan. Any Shares issued or delivered hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, Shares purchased in the open market or otherwise or any combination thereof, as the Board or the Treasurer of the Company may from time to time determine.

(b)        No more than 4 million Shares shall be available for the grant of Incentive Stock Options under the Plan after the Effective Date and no Incentive Stock Option may be granted under the Plan more than 10 years after the Effective Date. No Participant may be granted Awards with respect to more than 2 million Shares in the aggregate in any three-year period.

(c)        In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments (i) in the aggregate number, class and kind of shares which may be delivered under the Plan, in the aggregate or to any one Participant, (ii) in the number, class, kind and option or exercise price of shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, (iii) in the number, class and

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

kind of shares subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and (iv) to the limitations in Section 4(b), as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 5. ELIGIBILITY.   Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

SECTION 6. STOCK OPTIONS.   Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Options may be granted for no consideration or for such consideration as the Committee may determine. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Options shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a)      OPTION PRICE. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of a Share on the date of the grant of the Option.

(b)      OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

(c)       EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary of the date the Incentive Stock Option is granted.

(d)       METHOD OF EXERCISE. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

(e)       INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(f)        FORM OF SETTLEMENT. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

(g)       COMPANY ACTION. Unless otherwise provided in the applicable Award Agreement, if a Participant’s employment terminates by reason of a Company Action, then the Company Action Vesting Portion of any Option held by that Participant shall not be forfeited and canceled and instead shall become immediately exercisable upon termination until the earlier of ninety days following termination of employment and the original expiration date of the Option. "Company Action Vesting Portion" is determined as of the date of termination of employment and shall be the portion of the Option computed as follows (but not less than zero):

Company Action Vesting Portion = N x M/D - E

where:

N = the number of shares originally subject to the Option,

M = the number of complete months elapsed since the grant date of the Option,

D = the number of complete months between the grant date of the Option and the date on which the Option was originally scheduled to become completely exercisable, and

E = the number of Shares covered by the Option for which the Option has already become exercisable (regardless of whether the Option has been exercised with respect to such Shares).

SECTION 7. STOCK APPRECIATION RIGHTS.   Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock

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Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8. RESTRICTED STOCK.   Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Any Restricted Stock Award issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. Except as otherwise determined by the Committee, upon termination of employment for any reason during the restriction period, any portion of a Restricted Stock Award still subject to restriction shall be forfeited by the Participant and reacquired by the Company.

SECTION 9. PERFORMANCE AWARDS.   Performance Awards in the form of Performance Units or Performance Shares may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award or at any time thereafter. Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

SECTION 10. OTHER STOCK UNIT AWARDS.   Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, other securities of the Company, cash or any other form of property as the Committee shall determine. Shares (including securities convertible into Shares) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Subsidiaries to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to

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such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

SECTION 11.	CHANGE IN CONTROL PROVISIONS.

(a)       IMPACT OF EVENT. (i) Notwithstanding any other provision of the Plan to the contrary, but subject to Section 11(a)(ii), unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(1)

Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested.

(2)

The restrictions and deferral limitations applicable to any Restricted Stock Awards shall lapse, and such Restricted Stock Awards shall become free of all restrictions and limitations and become fully vested and transferable.

(3)	All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

(4)

The restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable and, to the extent applicable, be immediately settled or distributed.

(ii)       This Section 11(a)(ii), and not Section 11(a)(i) shall apply to Awards granted after February 21, 2002.

(1)

If the Company is not the surviving Person following a Change in Control, and the surviving Person or the acquiring Person (the surviving or acquiring Person being the “Acquiror”) does not assume the outstanding Awards or does not substitute equivalent equity awards relating to the securities of the Acquiror or its Affiliates for outstanding Awards, then all such Awards shall become immediately and fully exercisable (or in the case of Restricted Stock Awards, Performance Awards or Other Stock Unit Awards, fully vested and all restrictions will immediately lapse). In addition, the Committee may in its sole discretion, provide for a cash payment to be made to each Participant upon consummation of the Change in Control for the outstanding Awards held by such Participant, determined on the basis of the value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option shall be adjusted in a manner to preserve such status.

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(2)

If the Company is the surviving Person following a Change in Control, or the Acquiror assumes the outstanding Awards or substitutes equivalent equity awards relating to the securities of the Acquiror or its Affiliates for such Awards, then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(3)

If (A) the employment of a Participant with the Company is terminated (1) other than for Cause or (2) by the Participant for Good Reason, in either case within 24 months following a Change in Control, and (B) the Company is the surviving Person following the Change in Control, or the Acquiror assumes the outstanding Awards or substitutes equivalent equity awards relating to the securities of the Acquiror or its Affiliates for such Awards, then all Awards held by such Participant shall become immediately and fully exercisable (or in the case of Restricted Stock Awards, Performance Awards or Other Stock Unit Awards, fully vested and all restrictions will immediately lapse).

(b)       CHANGE IN CONTROL CASH-OUT. (i) Notwithstanding any other provision of the Plan (other than Section 11(b)(ii)), during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option (the “Spread”) multiplied by the number of Shares granted under the Option as to which the right granted under this Section 11(b) shall have been exercised.

(ii) This Section 11(b)(ii), rather than Section 11(b)(i), shall apply to Options granted after February 21, 2002. Following a Change in Control, the Committee may cancel all outstanding Options and in lieu thereof, provide for the payment to each holder of an outstanding Option, whether or not such Option was then exercisable, of an amount equal to the amount by which the Change in Control Price per Share on the date of the Change in Control shall exceed the purchase price per Share under the Option multiplied by the number of Shares subject to such Option.

SECTION 12.	CODE SECTION 162(m) PROVISIONS.

(a)       Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award under such terms as the Committee shall determine.

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(b)       If an Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the Company having a level of Net Income for such period of time as is determined by the Committee, such level of Net Income to be set by the Committee within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established”. The Committee may, in its discretion, reduce the amount of any Performance Award or Other Stock Unit Award subject to this Section 12 at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per Share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the Subsidiary or division of the Company for or within which the Participant is primarily employed.

(c)       Notwithstanding any contrary provision of the Plan other than Section 11, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Section 12, nor may it waive the achievement of the Net Income requirement contained in Section 12(b), except in the case of the death or disability of a Participant.

(d)       Prior to the payment of any Award subject to this Section 12, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

(e)       The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

SECTION 13. AMENDMENTS AND TERMINATION.   The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent, or that without the approval of the stockholders would:

(a)       except as is provided in Section 4(c) of the Plan, increase the total number of shares reserved for the purpose of the Plan; or

(b)       change the employees or class of employees eligible to participate in the Plan.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent.

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

SECTION 14.	GENERAL PROVISIONS.

(a)       Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.

(b)       The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

(c)       No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(d)       The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, unless and until

(1)

if required by the Committee, such recipient shall have executed or accepted pursuant to procedures established by the Committee, a written or electronic agreement or other instrument evidencing the Award and delivered a fully executed copy of any written agreement or other instrument to the Company, and

(2)	such recipient shall have otherwise complied with the then applicable terms and conditions.

(e)       Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable.

(f)        All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

(g)       Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(h)       Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(i)        To the extent permitted by law, the Committee may delegate to one or more directors of the Company (who need not be members of the Committee) the right to grant Awards to Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act or directors of the Company and may delegate to any Officer its other authority hereunder, including the authority to amend, administer, interpret, waive conditions with respect to, cancel or suspend Awards to Employees who are not such officers.

(j)        The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred, including any gain upon exercise of an Option.

(k)       The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to grants of Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares made in any one calendar year is $9 million.

(l)        The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Shares.

(m)      Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation or equity arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(n)       The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(o)       If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(p)       Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

SECTION 15. EFFECTIVE DATE AND DURATION OF PLAN.   The Plan originally became effective on March 27, 2001, and shall expire when Shares are no longer available for the grant, exercise or settlement of Awards, unless the Board terminates the Plan earlier.

Appendix B

AGERE SYSTEMS INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

SECTION 1. PURPOSES. The Agere Systems Inc. Non-Employee Director Stock Plan (the "Plan") is intended to promote the interests of Agere Systems Inc. (the "Company") and to enable the Company to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company, and to solidify the common interests of its directors and stockholders in enhancing the value of the Company’s common stock (“Shares”). The Plan seeks to encourage the highest level of director performance by providing directors with a proprietary interest in the Company’s performance and progress. These purposes shall be achieved by the granting of options to purchase Shares ("Options"), restricted Shares (“Restricted Stock”), and restricted stock units (“Restricted Stock Units”) (collectively, “Awards”) to members of the Board of Directors of the Company (the “Board”) who are not employees of the Company ("Non-Employee Directors"). Under the Plan no Options will be granted which are qualified as incentive stock options.

SECTION 2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board. The Committee shall, subject to the provisions of the Plan, have the power, in its absolute discretion, to make discretionary grants of Options, Restricted Stock and Restricted Stock Units to Non-Employee Directors in addition to or in lieu of the automatic grants set forth in Sections 5(b) and 5(c) hereof, to set the terms for any such discretionary grants, to construe the Plan, to determine all questions hereunder, to adopt and amend such rules and regulations for the administration of the Plan as may be determined by the Committee, and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company and all Award holders (each a “Grantee”).

SECTION 3. SHARES SUBJECT TO THE PLAN. The total number of Shares which shall be available under the Plan from and after the Effective Date (as defined in Section 13) shall be 500,000 in the aggregate, subject to adjustment as provided in Section 9. The Company shall at all times reserve such number of Shares as will be sufficient to satisfy the requirements of the Plan and outstanding Awards. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, Shares purchased in the open market or otherwise or any combination thereof, as the Board or the Treasurer of the Company may from time to time determine. The underlying Shares with respect to the unexercised portion of any expired, terminated, forfeited or canceled Award shall again be available for use under the Plan.

SECTION 4. ELIGIBILITY. Only Non-Employee Directors are eligible to receive Awards under the Plan.

SECTION 5. TERMS OF OPTIONS. Unless otherwise determined by the Committee, the following shall apply to Options granted under the Plan:

AGERE SYSTEMS INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

(a)

The per share purchase price of the Shares covered by an Option granted pursuant to the Plan shall be 100% of the Fair Market Value of one Share on the day the Option is granted. The Option price will be subject to adjustment in accordance with the provisions of Section 9 hereof. For purposes of the Plan, the “Fair Market Value” of a Share means the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange.

(b)

On the date that any person first becomes a Non-Employee Director, such person shall automatically be granted on such date, without further action by the Board or the Committee, an Option with respect to 10,000 Shares.

(c)

Each year, on December 1, or such other date as may be determined by the Committee, each Non-Employee Director shall be automatically granted on such date, without further action by the Board or the Committee, an Option to purchase 10,000 Shares.

(d)	Each Option granted under subsection 5(b) or subsection 5(c) shall become exercisable on the first anniversary of the date of grant.
(e)	The last day to exercise an Option shall be the day preceding the seventh anniversary of the date of grant, after which time the Option shall expire.
(f)

Each Option shall be exercised in accordance with procedures established by the Company accompanied by payment in full of the purchase price for the Shares subject to the Option. Payment for such Shares may be made (as determined by the Committee at the time of exercise) (i) in cash, (ii) by check, acceptable to the Company, payable to the order of the Company in the amount of such purchase price, (iii) by delivery to the Company of Shares having an aggregate Fair Market Value equal to such purchase price, which shares shall have been held by the Grantee for at least six months, (iv) by irrevocable instructions to a broker to sell the Shares to be issued upon exercise of the Option and to deliver promptly to the Company the amount of sale proceeds necessary to pay such purchase price and any applicable withholding taxes, or (v) by any combination of the methods of payment described in (i) through (iv) above.

(g)	A Grantee shall not have any of the rights of a stockholder with respect to the Shares subject to an Option unless and until such Shares are issued to the Grantee.
(h)

Unless otherwise determined by the Committee prior to the time of transfer, no Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Grantee only by him or her. No Option granted under the Plan shall be subject to execution, attachment or other process.

AGERE SYSTEMS INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

SECTION 6. RESTRICTED STOCK. Shares of Restricted Stock may be awarded hereunder, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Shares of Restricted Stock shall be awarded with the restriction that the holder may not sell, transfer, pledge, or assign such Shares and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Shares, and the right to receive any cash dividends). Such restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. Any Shares of Restricted Stock awarded hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall be registered in the name of the Grantee, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

SECTION 7.  RESTRICTED STOCK UNITS. Restricted Stock Units may be awarded hereunder. Awards of Restricted Stock Units shall be valued by reference to a designated number of Shares, which value shall be paid to the Grantee by delivery of Shares upon the lapse of such restrictions as the Committee, in its sole discretion, may impose. Such restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. Any Restricted Stock Units awarded hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate. Restricted Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

SECTION 8.	TERMINATION OF AWARDS.

(a)        In the event a Grantee ceases to be a member of the Board for any reason other than death, (i) any portion of any Option granted to such Grantee, which at the time of such cessation is then exercisable, shall remain exercisable during the remainder of the term of the Option, (ii) any portion of any Option which is not then exercisable shall terminate, and (iii) any portion of any other Award which is not then vested shall be forfeited and terminate.

(b)        In the event that a Grantee ceases to be a member of the Board by reason of his or her death, (i) each unexercised Option granted to such Grantee shall immediately become exercisable and each outstanding, unexercised Option granted to such Grantee may be exercised by the Grantee's personal representative, heir or legatee for the remainder of the term of the Option, and (ii) any unvested portion of any other Award shall immediately become vested and non-forfeitable.

SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of shares which may be delivered under the Plan, in the number, class, kind and option or exercise price of shares subject to

AGERE SYSTEMS INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

outstanding Awards (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 10.	FURTHER CONDITIONS OF EXERCISE.

(a)        Unless prior to the vesting, exercise or transfer of an Award, as applicable, the offer and sale of the Shares issuable upon such vesting, exercise or transfer, as applicable, are the subject of an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act has been distributed to the Grantees, the Company shall be under no obligation to honor any such vesting, exercise or transfer, as applicable, unless the Committee determines otherwise in which case the notice of vesting, exercise or transfer, as applicable, with respect to such Award shall be accompanied by a representation or agreement of the Grantee to the Company to the effect that such shares are being acquired for investment only and not with a view to the resale or distribution thereof in violation of the Securities Act, or such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act.

(b)        Anything in subsection (a) of this Section 10 to the contrary notwithstanding, the Company shall not be obligated to issue or sell any Shares until they have been listed on each securities exchange on which the Shares may then be listed and until and unless, in the opinion of counsel to the Company, the Company may issue such shares pursuant to a qualification or an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. The Company shall use reasonable efforts to effect such listing, qualification and registration, as the case may be.

SECTION 11. TERMINATION AND AMENDMENT OF PLAN. The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Board may not, without approval by a majority of the Shares present in person or by proxy and entitled to vote thereon increase the maximum number of Shares available for use under the Plan. Termination or any modification or amendment of the Plan shall not, without consent of a Grantee, negatively affect his or her rights under an Award previously granted to him or her.

SECTION 12. CHANGE IN CONTROL. In the event of a Change in Control, as defined below, all outstanding Options which are not then exercisable shall become immediately exercisable. A "Change in Control" of the Company shall be deemed to occur upon:

(a)

An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding

AGERE SYSTEMS INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 12; or

(b)

A change in the composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with a solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)

The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding

AGERE SYSTEMS INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

Company Common Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(d)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 13. EFFECTIVE DATE; TERM OF PLAN. The Plan originally became effective as of March 26, 2001 (the “Effective Date”). For purposes of computing compliance with the limit on Shares available under the Plan in Section 3, appropriate adjustments shall be made to Options granted on or before May 27, 2005, to reflect the Company’s 1-for-10 reverse stock split on May 27, 2005. The Plan shall expire when Shares are no longer available for the grant, exercise or settlement of Awards, unless the Board terminates the Plan earlier.

AGERE SYSTEMS INC. 1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109	•	VOTE BY INTERNET - www.proxyvote.com To vote over the Internet, go to the website address shown above. Have your proxy card in hand when you access the website and follow the instructions to vote.
	•	VOTE BY PHONE - 1-800-690-6903 To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card in hand when you call and follow the instructions provided.
•
VOTE BY MAIL
To vote by mail, mark, sign and date the proxy card below and return it in the postage-paid envelope we have provided or send it to Agere Systems Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Standard Time on February 22, 2006. If you vote over the Internet or by telephone, you do not need to return your proxy card.

•
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Agere Systems in mailing proxy materials, you can consent to accessing all future proxy statements, proxy cards and annual reports over the Internet. To sign up for electronic access, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to access stockholder communications over the Internet in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN:	AGSYS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AGERE SYSTEMS INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.		For All	Withhold All	For All Except	To withhold authority to vote for any nominee, mark "For All Except" and write the nominee's number on the line below.
Election of Directors
1.	To elect as Directors the nominees listed below whose terms are described in the proxy statement. 01) Thomas P. Salice 02) Rae F. Sedel	☐	☐	☐

Directors' Proposals		For	Against	Abstain

2.	To approve our amended 2001 Long Term Incentive Plan.	☐	☐	☐

3.	To approve our amended Non-Employee Director Stock Plan.	☐	☐	☐

4.	To ratify the Audit Committee's selection of our independent auditors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated				☐

		Yes	No
Please indicate if you plan to attend the meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. If held jointly, all owners must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

AGERE SYSTEMS INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
Thursday, February 23, 2006
9:00 a.m. Eastern Standard Time

Edward Nash Theater
Raritan Valley Community College
Rt. 28W and Lamington Road
North Branch, New Jersey 08876

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

Directions:

FROM THE NORTH
Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approximately 3 miles and get off at Exit 26 (Lamington/North Branch). At the traffic light at the end of the off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At the traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle buses will take you to the entrance of the Edward Nash Theater.

FROM THE SOUTH
Take Interstate 287 NORTH to the Route 22 WEST exit. After approximately 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College. Follow signs to parking lot #5. Shuttle buses will take you to the entrance of the Edward Nash Theater.

FROM THE EAST
Take Interstate 78 WEST and get off at Exit 26 (Lamington/North Branch). At the traffic light at the end of the off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At the traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle buses will take you to the entrance of the Edward Nash Theater.

FROM THE WEST
Take Interstate 78 EAST and get off at Exit 26 (Lamington/North Branch). Turn right at the light onto Lamington Road (County Road 665). Take Lamington Road for approximately 3 miles. At the traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle buses will take you to the entrance of the Edward Nash Theater.

NOTE: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

2006 ANNUAL MEETING OF STOCKHOLDERS February 23, 2006 9:00 a.m. Eastern Standard Time	PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS.

The shares of common stock of Agere Systems Inc. you are entitled to vote at the 2006 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Richard L. Clemmer, Peter Kelly and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2, 3 and 4.

Address Changes or Comments:

(If you noted any address changes or comments above, please mark the corresponding box on the reverse side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.